EXHIBIT 10.11.7
SUBLEASE AGREEMENT
     This SUBLEASE AGREEMENT (“Sublease”) is made and entered into as of the 28th day of February, 2006 by and between GEOMET TECHNOLOGIES, LLC., a Maryland limited liability company (“Sublandlord”) and IOMAI CORPORATION, a Delaware corporation (“Subtenant”).
     WHEREAS, Alexandria Real Estate Equities, Inc (“Landlord”), and Sublandlord entered into a lease dated January 15, 2002 (“Master Lease”) whereby Landlord leased to Sublandlord certain space(“Master Premises”) of the building located at 20 Firstfield Road, Gaithersburg, MD (the “Building”), as more particularly described in the Master Lease, upon the terms and conditions contained therein. A copy of the Master Lease is attached hereto as Exhibit A and made a part hereof.
     WHEREAS, Sublandlord and Subtenant wish to enter into a sublease of that portion of the Master Premises shown cross-hatched in black on the demising plan annexed hereto as Exhibit C and made a part hereof (“Sublease Premises”) on the terms and conditions hereafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:
     1. Demise. Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires and subleases from Sublandlord, the Sublease Premises as shown on the attached Exhibit C (which the parties stipulate contain 5,572 rentable square feet), upon and subject to the terms, covenants and conditions hereinafter set forth.
     2. Lease Term. The term of this Sublease (“Term”) shall commence on the later of (x) one (1) business day after the date upon which the Subtenant has received the “Consent” (as defined in Section 18 hereof), in a form reasonably acceptable to Subtenant, executed by the Landlord and Sublandlord or (y) upon completion of decontamination and decommissioning in accordance with Section 16 (the “Sublease Commencement Date”), and expiring on February 28, 2007 (“Sublease Expiration Date”). If, by March 15, 2006, (a) Subtenant has not received the Consent, executed by Sublandlord and Landlord, or (b) decommissioning and decontamination is not completed in accordance with Section 16, then Subtenant may elect to terminate this Sublease upon written notice to Sublandlord. Within five (5) days of the Sublease Commencement Date, Sublandlord and Subtenant agree to execute a certificate setting forth the Sublease Commencement Date.
     3. Use. The Sublease Premises shall be used and occupied by Subtenant for the uses permitted under and in compliance with the Master Lease and for no other purpose.
     4. Rent.
     (a) Base Rental. Beginning on the Sublease Commencement Date and thereafter during the Term of this Sublease and ending on the Sublease Expiration Date, Subtenant shall pay to Sublandlord the following monthly installments of base rent (“Base Rental”):

$20.00 per square foot	$9,286.67/month
(full service)
The first monthly installment of Base Rental shall be paid by Subtenant upon the execution of this Sublease. Base Rental and additional rent (including without limitation, late fees) shall hereinafter be collectively referred to as “Rent.”
     (b) Prorations. If the Sublease Commencement Date is not the first (1st) day of a month, or if the Sublease Expiration Date is not the last day of a month, a prorated installment of monthly Base Rental based on a thirty (30) day month shall be paid for the fractional month during which the Term commenced or terminated.
     (c) Payment of Rent. Except as otherwise specifically provided in this Sublease, Rent shall be payable in lawful money without demand, and without offset, counterclaim, or setoff in monthly installments, in advance, on the first day of each and every month during the Term of this Sublease. All of said Rent is to be paid to: GEOMET Technologies, L.L.C., 20251 Century Blvd., Germantown, MD 20874 Attn: Paul Kendall, or at such other place or to such agent and at such place as Sublandlord may designate by notice to Subtenant. Any additional rent payable on account of items that are not payable monthly by Sublandlord to Landlord under the Master Lease is to be paid to Sublandlord as and when such items are payable by Sublandlord to Landlord under the Master Lease, unless a different time for payment is elsewhere stated herein. Upon written request therefor, Sublandlord agrees to provide Subtenant with copies of any statements or invoices received by Sublandlord from Landlord pursuant to the terms of the Master Lease.
     (d) Late Charge. Subtenant shall pay to Sublandlord an administrative charge One and One Half Percent (1.5%) per month or the highest rate allowed by applicable law (“Interest Rate”) on all past-due amounts of Rent payable hereunder, such charge to accrue from the date upon which such amount was due until paid.
     (e) The Base Rental includes electricity, water, sewer and all other utilities except for gas, which is separately metered, and phone service. Subtenant shall arrange for janitorial services for the Sublease Premises, at Subtenant’s cost and expense.
     5. Security Deposit. Upon the Sublease Commencement Date, Subtenant shall deposit with Sublandlord the sum of Nine Thousand Two Hundred Eighty Six and 67/100 Dollars ($9,286.67) (the “Deposit”), which shall be held by Sublandlord as security for the full and faithful performance by Subtenant of its covenants and obligations under this Sublease. The Deposit is not an advance Rent deposit, an advance payment of any other kind or a measure of Sublandlord’s damage in case of Subtenant’s default. If Subtenant defaults in the full and timely performance of any or all of Subtenant’s covenants and obligations set forth in this Sublease, then Sublandlord may, from time to time, without waiving any other remedy available to Sublandlord, use the Deposit, or any portion of it, to the extent necessary to cure or remedy the default or to compensate Sublandlord for all or a part of the damages sustained by Sublandlord resulting from Subtenant’s default. Subtenant shall immediately pay to Sublandlord within five (5) days following demand, the amount so applied in order to restore the Deposit to its original amount, and Subtenant’s failure to immediately do so shall constitute a default under this Sublease. If Subtenant is not in default with respect to the covenants and obligations set forth in this Sublease at the expiration or earlier termination of the Sublease, Sublandlord shall return the Deposit to Subtenant within thirty (30) days after the expiration or earlier termination of this Sublease. Sublandlord’s obligations with respect to the Deposit are those of a debtor and not a trustee. Sublandlord shall not be required to maintain the Deposit separate and apart from Sublandlord’s general or other funds, and Sublandlord may commingle the Deposit with any of Sublandlord’s general or other funds. Subtenant shall not at any time be entitled to interest on the Deposit.6. Parking. Subtenant shall have the right, during the Term of this Sublease, to use the parking facilities of the Building in accordance with the same terms and conditions of the Master Lease.
     7. Incorporation of Terms of Master Lease. (a) This Sublease is subject and subordinate to the Master Lease. Except as set forth in this Sublease, the terms of the Master Lease (excluding Sections 2 (Delivery; Acceptance of Premises; Commencement Date), 3 (Rent), 4 (Base Rent Adjustments), 5 (Operating Expense Payments), 6 (Security Deposit), 22 (Assignment and Subletting) and 39 (Right to Relocate) are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were Landlord and Tenant, respectively, under the Master Lease) constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease. In the event of any inconsistencies between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern. Subtenant acknowledges that it has reviewed the Master Lease and is familiar with the terms and conditions thereof.
     (b) For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:
     (i) In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.
     (ii) In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord. In any such instance, Sublandlord shall determine if such evidence, certificate or other matter or thing shall be satisfactory.
     (iii) Sublandlord shall have no obligation to restore or rebuild any portion of the Sublease Premises after any destruction or taking by eminent domain.
     8. Subtenant’s Obligations. (a) Subtenant covenants and agrees that all obligations of Sublandlord under the Master Lease shall be done or performed by Subtenant with respect to the Sublease Premises, except as otherwise provided by this Sublease, and

Subtenant’s obligations shall run to Sublandlord and Landlord as Sublandlord may determine to be appropriate or be required by the respective interests of Sublandlord and Landlord. Subtenant agrees to indemnify Sublandlord, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred as a result of the non-performance, non-observance or non-payment of any of Sublandlord’s obligations under the Master Lease that, as a result of this Sublease, became an obligation of Subtenant. If Subtenant makes any payment to Sublandlord pursuant to this indemnity, Subtenant shall be subrogated to the rights of Sublandlord concerning said payment. Subtenant shall not do, nor permit to be done, any act or thing that is, or with notice or the passage of time would be, a default under this Sublease or the Master Lease.
     (b) Notwithstanding the foregoing, Subtenant shall have no obligation to (i) cure any default of Sublandlord under the Master Lease, (ii) perform any obligation of Sublandlord under the Master Lease which arose prior to the Sublease Commencement Date and Sublandlord failed to perform, (iii) repair any damage to the Sublease Premises caused by Sublandlord, (iv) remove any alterations or additions installed within the Sublease Premises by Sublandlord, (v) indemnify Sublandlord or Landlord with respect to any negligence or willful misconduct of Sublandlord, its agents, invitees, employees or contractors or other subtenants of the Building other than Subtenant, or (vi) discharge any liens on the Sublease Premises or the Building which arise out of any work performed, or claimed to be performed, by or at the direction of Sublandlord.
     (c) In no event shall Subtenant be liable for any violations (“Existing Violations”) of applicable law with respect to the Premises existing on the Sublease Commencement Date of the Sublease.
     9. Sublandlord’s Obligations. (a) Sublandlord agrees that Subtenant shall be entitled to receive all services and repairs to be provided by Landlord to Sublandlord under the Master Lease. Subtenant shall look solely to Landlord for all such services and shall not, under any circumstances, seek nor require Sublandlord to perform any of such services, nor shall Subtenant make any claim upon Sublandlord for any damages that may arise by reason of Landlord’s default under the Master Lease. Sublandlord agrees to use commercially reasonable efforts including to cause Landlord to provide the Sublease Premises with the services that are to be provided by Landlord to the Sublease Premises and the Building under the Master Lease. If Landlord defaults in the performance or observance of any of Landlord’s obligations under the Master Lease, Sublandlord shall perform such obligations to the extent that Sublandlord is permitted under the Master Lease to or cause Landlord to perform such obligations as provided herein. If Landlord fails to provide to the Sublease Premises any of the services described under the Master Lease, and such failure or any other cause or circumstance (other than Subtenant’s act or default) materially adversely interferes with Subtenant’s use and enjoyment of the Sublease Premises, then notwithstanding anything to the contrary herein or incorporated by reference herein, Subtenant shall be entitled to an equitable adjustment of Base Rental until such services are restored or other cause or circumstance rectified, whether by Landlord or Sublandlord as aforesaid. Any condition resulting from a default by Landlord shall not constitute as between Sublandlord and Subtenant an eviction, actual or constructive, of Subtenant, and no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease, or entitle Subtenant to receive any reduction in or abatement of the Rent provided for in this Sublease. In furtherance of the foregoing, Subtenant does hereby waive any cause of action and any right to bring any action against Sublandlord by reason of any act or omission of Landlord under the Master Lease.
     (b) Sublandlord covenants and agrees with Subtenant that Sublandlord will pay all fixed rent and additional rent payable by Sublandlord pursuant to the Master Lease to the extent that failure to perform the same would adversely affect Subtenant’s use or occupancy of the Sublease Premises. Sublandlord covenants and agrees that Sublandlord will not do anything which would constitute a default (beyond any applicable grace or cure period under the Master Lease) under the provisions of the Master Lease or omit to do anything Sublandlord is obligated to do under the terms of this Sublease (beyond any applicable grace or cure period under the Master Lease) which omission would constitute a default under the Master Lease nor shall Sublandlord voluntarily surrender or terminate the Master Lease except in accordance with the Master Lease in the event of a taking or casualty, nor shall it agree to modify or amend the Master Lease in any way that will reduce the rights or increase the obligations of Subtenant under this Sublease in any material respect.
     (c) Sublandlord shall indemnify, defend and hold Subtenant harmless from and against all liability, costs, damages, claims, demands and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising out of any termination of the Master Lease as a result of a default by Sublandlord thereunder or any voluntary surrender of the Master Lease (except in accordance with the Master Lease in the event of a taking or casualty).
     10. Default by Subtenant. In the event Subtenant shall be in default (beyond any applicable grace or cure period) of any covenant of, or shall fail to honor any obligation under this Sublease, Sublandlord shall have available to it against Subtenant all of the remedies available (a) to Landlord under the Master Lease in the event of a similar default on the part of Sublandlord thereunder or (b) at law or in equity.
     11. Right to Cure Sublandlord’s Default under the Master Lease. Sublandlord agrees that it will (i) not amend the Master Lease in a way that adversely affects Subtenant’s rights under this Sublease and (ii) forward to Subtenant copies of any notices of default that it receives from the Landlord. If Sublandlord shall fail to make any payment or perform any act required to be made or performed by Sublandlord under the Master Lease, and such default is not cured by Sublandlord within ten (10) business days after notice from Subtenant, then Subtenant shall have the right, but not the obligation, without waiving or releasing Sublandlord from any obligations thereunder, to cure such default directly with Prime Landlord in such manner and to such extent as Subtenant shall deem necessary. If Subtenant shall, in exercising any such right, incur any reasonable costs and expenses (including, without limitation, reasonable attorney’s fees) in remedying such default, Subtenant shall be entitled to recover such sums upon demand from Sublandlord.

     12. Sublandlord Representations. Sublandlord represents and warrants: (i) that it is the holder of the interest of the “Tenant” under the Master Lease and said interest is not the subject of any lien, assignment, sublease, or other hypothecation or pledge, (ii) that the Master Lease is in full force and effect unmodified, except as set forth above, and constitutes the entire agreement between the Landlord and Sublandlord in respect of the Sublease Premises, (iii) that no notices of default have been served on Sublandlord under the Master Lease which have not been cured, (iv) to the best of Subtenant’s knowledge, neither Sublandlord nor Landlord is in default under the Master Lease; (v) there are no financing statements outstanding with respect to the Sublease Premises or any fixtures therein or improvements or alterations thereto under which Sublandlord is the debtor; (vi) that to the best of Sublandlord’s knowledge, there are no Hazardous Materials in on or about the Building, the Land or the Sublease Premises; and (vii) that, to the best of Sublandlord’s knowledge, there are currently no uncured violations of any federal, state or local laws, regulations, codes, executive orders, guidelines or requirements affecting the Sublease Premises, the Land or the Building.
     13. Quiet Enjoyment. So long as Subtenant pays all of the Rent due hereunder and performs all of Subtenant’s other obligations hereunder, Sublandlord shall do nothing to affect Subtenant’s right to peaceably and quietly have, hold and enjoy the Sublease Premises.
     14. Notices. Anything contained in any provision of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect to the Sublease Premises, to comply with and remedy any default in this Sublease or the Master Lease which is Subtenant’s obligation to cure, within the period allowed to Sublandlord under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Landlord to Sublandlord. Sublandlord agrees to forward to Subtenant, promptly upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as Tenant under the Master Lease. Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any notices received by Subtenant from Landlord or from any governmental authorities. All notices, demands and requests shall be in writing and shall be sent either by hand delivery or by a nationally recognized overnight courier service (e.g., Federal Express), in either case return receipt requested, to the address of the appropriate party. Notices, demands and requests so sent shall be deemed given when the same are received or upon refusal to accept delivery. Notices to Sublandlord shall be sent to the attention of:
GEOMET Technologies, L.L.C.
20251 Century Blvd.
Germantown, MD 20874
Attn: Paul Kendall
Versar, Inc.
6850 Versar Center
Springfield, VA 22151
Attn: James Dobbs
Notices to the Subtenant shall be sent to the attention of:
IOMAI Corporation
20 Firstfield Road
Suite 250
Gaithersburg, MD 20878
Attn: Russell Wilson and Mervyn Hamer

     15. Broker. Sublandlord and Subtenant represent and warrant to each other that, with the exception of Scheer Partners, Inc. as representative of Sublandlord and Scheer Partners (“Broker”), no brokers were involved in connection with the negotiation or consummation of this Sublease. Sublandlord agrees to pay the commission of the Broker pursuant to a separate agreement. Each party agrees to indemnify the other, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred by said party as a result of a breach of this representation and warranty by the other party.
     16. Condition of Premises. Sublandlord shall deliver the Sublease Premises in its “As-Is” condition, professionally cleaned per standard industry practices. Sublandlord shall decontaminate and decommission (if required from radioactive isotope usage) the Sublease Premises as required by any related regulatory guidelines and industry practices and provide formal close out procedure records and documentation certifying that the premises are free of hazardous materials. With respect to any reports and studies regarding the decontamination, decommissioning and environmental testing, Sublandlord shall provide a letter from the person who prepared the report, study or test allowing the Subtenant to rely thereon (subject to the terms and conditions set forth in the report or study or otherwise applicable thereto). All base building systems, installed equipment and trade fixtures servicing the Sublease Premises shall be in good repair and working order, normal wear and tear excepted, and in a condition where maintenance contracts can be placed on them. Sublandlord acknowledges that Subtenant will be utilizing select hazardous materials as further defined under the Lease. Subtenant agrees that all hazardous materials will be generated and used in strict compliance with all applicable rules, regulations and ordinances and Subtenant shall obtain, at Subtenant’s sole expense, all necessary permits. Sublandlord agrees to indemnify and hold Subtenant harmless for any contaminants introduced into the Building or site prior to the Sublease Commencement Date. Subtenant agrees to indemnify and hold harmless Sublandlord harmless for any contaminants introduced into the Building or the site introduced by Subtenant after the Sublease Commencement Date, unless caused by the willful misconduct or gross negligence by Sublandlord. The Sublease Premises shall be broom-clean, free and clear of any furniture and equipment to be removed in accordance with Section 14 and all damage to the premises resulting from such removal of furniture and equipment or vacation of the Sublease Premises by the Sublandlord shall be repaired by the Sublandlord at its sole cost and expense.
     17. Furniture and Equipment. Subtenant shall have access to and use of the furniture and equipment located at the Sublease Premises set forth on Schedule 1 at no additional cost or expense to Subtenant (the “Equipment”). Such Equipment shall be reasonably maintained by Subtenant, reasonable wear and tear excepted. Concurrent with the Sublease Commencement Date, Sublandlord and Subtenant shall, upon Subtenant’s election, execute a bill of sale, in form and substance acceptable to Subtenant in its sole discretion, with respect to that certain furniture and equipment sent forth of Schedule 2 (“FF&E”). Notwithstanding the foregoing, any and all furniture, fixtures and equipment owned and/or installed by Subtenant shall remain the property of Subtenant and may be removed by Subtenant at the expiration of the Term or termination of this Sublease. Sublandlord shall remove all furniture and equipment not set forth on Schedules 1 or 2 at Sublandlord’s own cost and expense from the Sublease Premises prior to the Sublease Commencement Date and Sublandlord shall repair any damage to the Sublease Premises resulting from such removal.
     18. Consent of Landlord. The Master Lease requires Sublandlord to obtain the written consent of Landlord to this Sublease, which Sublandlord agrees to use all reasonable efforts to obtain. This Sublease shall not become effective unless and until a written approval and consent, in a form reasonably acceptable to Subtenant, (the “Consent”) is executed and delivered by the Landlord and Sublandlord, which Consent shall consent to this Sublease. Sublandlord shall solicit Landlord’s consent to this Sublease promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant. In the event Landlord’s written consent to this Sublease has not been obtained within thirty (30) days after the execution hereof, then this Sublease may be terminated by either party hereto upon notice to the other, and upon such termination neither party hereto shall have any further rights against or obligations to the other party hereto.
     19. Termination of the Lease. If for any reason the term of the Master Lease shall terminate prior to the Sublease Expiration Date, this Sublease shall automatically be terminated, and Sublandlord shall not be liable to Subtenant by reason thereof, unless said termination shall have been caused by the default of Sublandlord under the Master Lease and said Sublandlord’s default was not as a result of a Subtenant’s default hereunder.
     20. Assignment and Subletting. It is understood and agreed that Subtenant shall have no right to sublet the Sublease Premises or any portion thereof or any right or privilege appurtenant thereto.
     21. Insurance. Subtenant agrees that is shall maintain, at its sole cost and expense, all Tenant insurance set out in Section 17 of the Master Lease with the addition of naming the Sublandlord as an additional insured. That Subtenant shall deliver a certificate of insurance to Landlord and Sublandlord at the commencement of this Sublease. Sublandlord and Subtenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other, its agents, officers, servants, partners, shareholders, or employees for any loss or damage that may occur to the Building, the Master Premises or the Sublease Premises, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause or origin, which is insured against under any property insurance policy actually being maintained from time to time, even if not required hereunder, or which would be insured against under the terms of any so-called “all risk” or “broad form’ policy or any other property insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained and regardless of the cause or origin, including, in every instance, negligence by the other party hereto, its agents, officers, partners or employees. Sublandlord and Subtenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.
     22. Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease. This Sublease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Sublease Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Sublease.

     IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first written above.

SUBLANDLORD:		SUBTENANT:

GEOMET TECHNOLOGIES, L.L.C.		IOMAI CORPORATION

By:	/s/ Paul W. Kendall	By:	/s/ Stanley C. Erck

Its:	President	Its:	Chief Executive Officer

EXHIBIT A
COPY OF MASTER LEASE

EXHIBIT B
LANDLORD’S CONSENT TO SUBLEASE AGREEMENT

EXHIBIT C
SUBLEASE PREMISES

SCHEDULE 1
FURNITURE AND EQUIPMENT
REMAINING IN THE PREMISES FOR USE BY SUBTENANT

SCHEDULE 2
FURNITURE, EQUIPMENT AND TRADE FIXTURES
TO BE PURCHASED BY SUBTENANT